Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

ONE MANHATTAN WEST NEW YORK, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com December 4, 2024
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Hut 8 Corp.

1101 Brickell Avenue, Suite 1500

Miami, Florida 33131

Re:	Hut 8 Corp. Common Stock At-the-Market Offering Program

Ladies and Gentlemen:

We have acted as special United States counsel to Hut 8 Corp., a Delaware corporation (the “Company”), in connection with the Company’s sale of up to $500,000,000 aggregate offering price of shares (the “Shares”) of common stock of the Company, par value $0.01 per share (“Common Stock”), pursuant to the Controlled Equity OfferingSM Sales Agreement, dated December 4, 2024, among Cantor Fitzgerald & Co., Keefe, Bruyette & Woods, Inc., The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Craig-Hallum Capital Group LLC, Maxim Group LLC, Needham & Company, LLC, Roth Capital Partners, LLC, Cantor Fitzgerald Canada Corporation, Stifel Nicolaus Canada Inc. and Canaccord Genuity Corp., as agents, and the Company ( the “Sales Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

Hut 8 Corp.

December 4, 2024

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)            the registration statement on Form S-3ASR (File No. 333-283579) of the Company relating to the Shares and other securities of the Company filed on December 4, 2024 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)            the prospectus, dated December 4, 2024 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)            the prospectus supplement, dated December 4, 2024 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)            an executed copy of the Sales Agreement;

(e)            an executed copy of a certificate of Victor Semah, Chief Legal Officer and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)             a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware as of December 2, 2024, and certified pursuant to the Secretary’s Certificate;

(g)            a copy of the Company’s Amended and Restated Bylaws (the “Bylaws”), as in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(h)            a copy of the written consent of the Board of Directors of the Company, dated December 1, 2024, and certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties set forth in the Sales Agreement.

Hut 8 Corp.

December 4, 2024

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

As used herein, “Organizational Documents” means those documents listed in paragraphs (f) and (g) above.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Sales Agreement, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per share.

In addition, in rendering the foregoing opinions we have assumed that:

(a)            the Company’s issuance of the  Shares does not and will not (i) except to the extent expressly stated in the opinion contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in the Company’s Transition Report on Form 10-K for the transition period from July 1, 2023 to December 31, 2023, filed with the Commission on March 28, 2024, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments), and we have further assumed that the Company will continue to have sufficient authorized shares of Common Stock; and

(b)            the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Hut 8 Corp.

December 4, 2024

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP